Exhibit 99.1

Sigma Additive Solutions Reports Second Quarter 2022 Financial Results

Management to Host Conference Call Today at 8:30 a.m. ET

SANTA FE, NM – August 5, 2022 Sigma Additive Solutions (NASDAQ: SASI) (“Sigma”), a leading developer of quality assurance software to the commercial 3D printing industry, has reported its financial and operational results for the second quarter ended June 30, 2022.

Key Second Quarter and Subsequent 2022 Highlights and Business Update

●	In collaboration with Sigma’s partner in India, Excel3D, amace Solutions Pvt. Ltd. agreed to join the Sigma OEM Partner Network. amace is the 3D Printing arm of Ace Micromatic Group (AMG), the largest machine tool conglomerate in India.
●	Began doing business under the name “Sigma Additive Solutions,” reflecting strategic initiative to deploy technology on thousands of production printers and began trading under new ticker symbol “SASI”.
●	Appointed Jacob Brunsberg as President and Chief Executive Officer; effective April 1st, Mark Ruport, Sigma Labs’ former Chief Executive Officer, transitioned to the role of Chairman of the Board of Directors.

“We are tracking the following key performance indicators (KPIs) to monitor the progress and execution of our new business plan: (1) revenue growth; (2) order backlog; (3) pipeline growth; (4) deal closure time reduction; and (5) partner expansion. These are the KPIs we see as critical to achieving our business plan over the next two years. To be clear, we are focused on moving away from only selling an individual printer solution, to supporting the additive industry, as a whole, at scale,” stated Jacob Brunsberg, President and Chief Executive Officer of Sigma.

KPIs to Monitor Progress:

●	Revenue increased from $51.8 thousand in Q1 2022 to $237 thousand in Q2, tracking with the implementation of our new business model.
●	The current order backlog for the third quarter is total revenue of $240,000, which consists of a mix of subscriptions and perpetual sales, and remaining revenue to be recognized related to year-to-date 2022 transactions is approximately $30,000.
●	Solid sales pipeline growth, and an increase of total qualified opportunities from 134 in the second half of 2021 to 250 in first half of 2022, or an increase of 87%.
●	Increase in forecasted closures from 19 deals to 40, or more than a 100% increase from the second half of 2021 to the first half of 2022.
●	With adjustments to strategy and product roadmap in the first half of 2022, the sales cycle has moved from a prior range of 12-18 months down to an average of 6 months over the last 9 deals.
●	Partner additions increased, bringing the total to 4 OEM partners (Additive Industries, DMG Mori, Aconity, and aMACE) and 3 ISV partners (Materialise, AMFG, and Sentient Science).

Management Commentary

“The second quarter of 2022 continued our evolution from a laboratory engaged in research and development of 3D metal printing technology into a solutions provider focused on deploying our technology on thousands of production printers,” said Brunsberg. “To highlight this transformation, we began doing business under the name ‘Sigma Additive Solutions’, conveying our ability to enable customers and OEM partner providers to use a standard set of patented quality metrics across 3D printers from different manufacturers, using different processes, for the total additive manufacturing industry.”

“Since implementation of our new business model in the first quarter, revenue is beginning to show growth aligned with feedback we are getting from the market that our product adjustments and approach are better aligned with customer needs. We believe a revenue tail is beginning to develop that will help us increase our foundational level and begin to make revenue more predictable over time, with a current backlog of orders which consists of a mix of subscriptions and perpetual sales.”

“We are highly focused on setting the quality standard for the industry by collaborating and supporting industry participants, from the most successful, to the new, up and coming 3D printer manufacturers, and integrating with additive manufacturing software solution providers. To that end, we recently welcomed amace Solutions to our OEM Partner Network, entering the India market with the 3D printing arm of the largest machine tool conglomerate in India. amace will integrate our PrintRite3D® monitoring and analytics technology into its production-ready machines to support customers with real-time quality monitoring and analytics. The agreement starts with multi-unit sales to support both internal future development and customer deployment. This brings us to a total of 4 OEM partners, which we believe are critical to our growth over time.”

“Looking ahead, we believe our new subscription model and transition to software only product options make Sigma accessible at scale for supporting qualification and production across thousands of machines at hundreds of customer sites. We are seeing solid pipeline growth, with 87% increase of total qualified opportunities from the second half of 2021 to the first half of 2022. Our goal is to dramatically lower the barriers to entry for the additive manufacturing industry and enable end users to expand their use of industrial 3D printing at a lower cost with higher quality results. We seek to significantly impact the entire AM quality continuum with scalable solutions that improve machine, process, and part quality. I look forward to providing additional updates in the months to come on our progress,” Brunsberg concluded.

Second Quarter 2022 Financial Results

Revenue for the second quarter of 2022 totaled $236,660 compared to $144,148 for the second quarter of 2021. The increase was primarily due to increased PrintRite3D® unit sales, revenue from subscription sales, revenue recognized from installations related to previous year sales, and an increase in annual maintenance contract renewals in the second quarter of 2022, as compared the second quarter of 2021.

Gross profit for the second quarter of 2022 was $43,585, which resulted in a gross margin of 18% as compared to $27,751, or 19%, in the second quarter of 2021.

Operating expenses for the second quarter of 2022 were $2.3 million as compared to $2.2 million for the same period in 2021. The increase in operating expenses was mainly attributable to additional employee headcount and office expenses, in particular increased travel costs.

Cash used in operating activities for the six months ended June 30, 2022 totaled $4.3 million compared to $3.3 million in the first half of 2021, an increase of $1.0 million.

Net loss for the second quarter of 2022 was $2.3 million, or $0.22 per share, as compared to a net loss of $1.8 million, or $0.18 per share, in the second quarter of 2021.

Cash totaled $6.9 million at June 30, 2022, as compared to $11.4 million at December 31, 2021.

Second Quarter 2022 Results Conference Call

Sigma Additive Solutions CEO Jacob Brunsberg and CFO Frank Orzechowski will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Friday August 5, 2022
Time:	8:30 a.m. Eastern time, 5:30 a.m. Pacific time
Toll-free dial-in number:	1-855-327-6837
International dial-in number:	1-631-891-4304
Conference ID:	10019920

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1561591&tp_key=0e8df6f010 and via the investor relations section of the Company’s website at www.sigmaadditive.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time through August 19, 2022.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10019920

About Sigma Additive Solutions

Sigma Additive Solutions (NASDAQ: SASI), is a leading provider of in-process quality assurance (IPQA®) software to the additive manufacturing industry. Sigma specializes in the development and commercialization of real-time monitoring solutions known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies. Sigma is dedicated to setting the quality standard for Additive Manufacturing and accelerating the worldwide adoption of 3D metal and polymer printing. For more information, please visit www.sigmaadditive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, market and other conditions, Sigma Labs’ business and financial condition, the extent of the market’s acceptance of PrintRite3D® version 7.0, Sigma Labs’ ability to satisfy its capital needs through increasing its revenue and obtaining additional financing, and general economic, industry or political conditions in the United States or internationally. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see disclosures contained in Sigma Labs’ public filings with the SEC, including the “Risk Factors” in Sigma Labs’ Annual Report on Form 10-K, and which may be viewed at www.sec.gov.

Contacts:

Investor Contact:
Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
SASI@mzgroup.us
www.mzgroup.us

Company Contact:
Christopher Ryan
Vice President, Marketing
Sigma Additive Solutions
chris.ryan@sigmaadditive.com

Sigma Labs, Inc.

Condensed Balance Sheets

	June 30, 2022 (Unaudited)	December 31, 2021

ASSETS
Current Assets:
Cash	$6,933,499	$11,447,047
Accounts Receivable, net	291,758	412,192
Inventory	783,666	710,080
Prepaid Assets	131,475	114,278
Total Current Assets	8,140,398	12,683,597

Other Assets:
Property and Equipment, net	265,678	232,282
Intangible Assets, net	1,029,315	925,111
Total Other Assets	1,294,993	1,157,393

TOTAL ASSETS	$9,435,391	$13,840,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$240,400	$206,442
Deferred Revenue	130,704	148,855
Accrued Expenses	253,754	625,942
Total Current Liabilities	624,858	981,239

TOTAL LIABILITIES	624,858	981,239

Stockholders’ Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 465 shares issued and outstanding	1	1
Common Stock, $0.001 par value; 24,000,000 shares authorized; 10,498,802 shares issued and outstanding	10,499	10,499
Additional Paid-In Capital	53,876,218	53,442,431
Accumulated Deficit	(45,076,185)	(40,593,180)
Total Stockholders’ Equity	8,810,533	12,859,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,435,391	$13,840,990

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

REVENUES	$236,660	$144,148	$288,504	$602,288

COST OF REVENUE	193,075	116,397	233,166	244,728

GROSS PROFIT	43,585	27,751	55,338	357,560

OPERATING EXPENSES:
Salaries & Benefits	1,184,818	985,348	2,476,828	1,832,520
Stock-Based Compensation	167,439	116,441	338,415	233,919
Operations and R&D Costs	146,885	280,700	290,303	477,040
Investor, Public Relations and Marketing	152,300	114,762	246,626	223,103
Organization Costs	60,817	158,529	119,566	236,145
Legal & Professional Service Fees	144,528	244,019	355,944	420,866
Office Expenses	303,600	151,871	509,032	300,096
Depreciation & Amortization	29,861	25,783	61,445	48,814
Other Operating Expenses	89,177	91,198	176,964	177,554
Total Operating Expenses	2,279,425	2,168,651	4,575,123	3,950,057

LOSS FROM OPERATIONS	(2,235,840)	(2,140,900)	(4,519,785)	(3,592,497)

OTHER INCOME (EXPENSE)
Interest Income	1,176	7,018	2,747	7,073
Gain on Derivative Liability	-	290,156	-	1,092,441
State Incentives	-	-	76,628	-
Exchange Rate Gain (Loss)	(10,436)	208	(10,766)	158
Interest Expense	(2,070)	(2,029)	(3,389)	(3,382)
Total Other Income (Expense)	(11,330)	295,353	65,220	1,096,290

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,247,170)	(1,845,547)	(4,454,565)	(2,496,207)

Provision for income Taxes	-	-	-	-

Net Loss	$(2,247,170)	$(1,845,547)	$(4,454,565)	$(2,496,207)

Preferred Dividends	(14,220)	(14,220)	(28,440)	(75,127)

Net Loss Applicable to Common Stockholders	$(2,261,390)	$(1,859,767)	$(4,483,005)	$(2,571,334)

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
OPERATING ACTIVITIES
Net Loss	$(4,454,565)	$(2,496,207)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	61,445	48,814
Gain on Derivative Liability	-	(1,092,441)
Stock Based Compensation - Employees	338,415	233,919
Stock Based Compensation - Third Party Services	23,490	55,937
Stock Based Compensation - Directors	43,442	122,274
Change in assets and liabilities:
Accounts Receivable	120,434	(57,888)
Inventory	(73,586)	(187,348)
Prepaid Assets	(17,197)	(51,591)
Accounts Payable	33,958	186,831
Deferred Revenue	(18,151)	(14,388)
Accrued Expenses	(372,188)	(14,531)
NET CASH USED IN OPERATING ACTIVITIES	(4,314,503)	(3,266,620)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(83,848)	(52,931)
Purchase of Intangible Assets	(115,197)	(55,090)
NET CASH USED IN INVESTING ACTIVITIES	(199,045)	(108,021)

FINANCING ACTIVITIES

Gross Proceeds from Public and Private Issuances of Securities	-	14,869,899
Less Offering Costs	-	(1,600,967)
Proceeds from Exercise of Warrants	-	1,136,010
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	14,404,942

NET CHANGE IN CASH FOR PERIOD	(4,513,548)	11,030,301

CASH AT BEGINNING OF PERIOD	11,447,047	3,700,814

CASH AT END OF PERIOD	$6,933,499	$14,731,115

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Issuance of Common Shares for Preferred Dividends	$-	$75,108
Other noncash operating activities disclosure:
Issuance of Securities for services	$66,932	$178,209
Disclosure of cash paid for:
Interest	$3,389	$3,382
Income Taxes	$-	$-